UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Helmerich & Payne, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1437 South Boulder Avenue
Tulsa, Oklahoma 74119

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Helmerich & Payne, Inc. (the “Company”), will be held at Boulder Towers, Granite Room, First Floor, 1437 South Boulder Avenue, Tulsa, Oklahoma, at 12:00 noon, Tulsa time, on Wednesday, March 7, 2007, for the following purposes:

1.                To elect three Directors comprising the class of Directors of the Company known as the “First Class” for a three-year term expiring in 2010.

2.                To consider and transact any other business which properly may come before the meeting or any adjournment thereof.

In accordance with the By-laws, the close of business on January 10, 2007, has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, said meeting. The stock transfer books will not close.

The Company’s Proxy Statement is submitted herewith and is first being sent or given to the stockholders on or about January 26, 2007. The Annual Report for the year ended September 30, 2006, has either been mailed previously to stockholders or accompanies this Proxy Statement.

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON, BUT WISH THEIR STOCK TO BE VOTED ON MATTERS TO BE TRANSACTED, ARE URGED TO SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOU ALSO HAVE THE OPTION OF VOTING YOUR SHARES ON THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY. IF YOU VOTE BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

STEVEN R. MACKEY
Secretary

Tulsa, Oklahoma
January 26, 2007

1437 South Boulder Avenue
Tulsa, Oklahoma 74119

PROXY STATEMENT

General Information

The enclosed proxy is being solicited by and on behalf of the Board of Directors of Helmerich & Payne, Inc. (the “Company”), and will be voted at the Annual Meeting of Stockholders on March 7, 2007. This statement and the accompanying proxy are first being sent or given to stockholders on or about January 26, 2007.

Any stockholder giving a proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivery of a later-dated proxy.

The cost of this solicitation will be paid by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. The Company does not intend to cause a solicitation to be made by specially engaged employees or other paid solicitors.

On March 1, 2006, the Board of Directors declared a two-for-one split of the Company’s common stock. The stock split, payable in the form of a stock dividend, was distributed on July 7, 2006, to stockholders of record on June 26, 2006. The number and price of shares of common stock and the number, exercise price and value of stock options referenced in this Proxy Statement have been adjusted to give full effect to such stock split.

At the close of business on January 10, 2007, there were 103,471,570 issued and outstanding shares of the common stock of the Company, the holders of which are entitled to one vote per share on all matters. There is no other class of securities of the Company entitled to vote at the meeting. Only stockholders of record at the close of business on January 10, 2007, will be entitled to vote at the Annual Meeting.

Security Ownership of Certain Beneficial Owners

The following table sets forth the name and address of each stockholder of the Company who, to the knowledge of the Company, beneficially owns more than 5% of the Company’s common stock, the number of shares beneficially owned by each, and the percentage of outstanding stock so owned, as of January 11, 2007.

		Amount and
		Nature of	Percent
Title	Name and Address	Beneficial	of
of Class	of Beneficial Owner	Ownership (1)	Class
Common Stock	State Farm Mutual Automobile Insurance Company One State Farm Plaza Bloomington, Illinois 61710	8,257,200(2)	7.98%
Common Stock	Goldman Sachs Asset Management, L.P. 32 Old Slip New York, New York 10005	5,651,370(3)	5.461%

(1)          Unless otherwise indicated, all shares are owned directly by the named entity, with such entity possessing sole voting and dispositive power with respect to such shares.

(2)          State Farm Mutual Automobile Insurance Company has sole power to vote or to direct the vote of 8,257,200 shares. This information is based upon State Farm Mutual Automobile Insurance Company’s Schedule 13G Amendment dated January 11, 2007.

(3)          Goldman Sachs Asset Management, L.P. has sole power to vote 4,373,878 shares and has sole dispositive power over 5,651,370 shares. This information is based upon Goldman Sachs Asset Management, L.P.’s Schedule 13G dated January 31, 2006.

Security Ownership of Management

The following table sets forth the total number of shares of common stock beneficially owned by each of the present Directors and nominees, the Company’s Chief Executive Officer (“CEO”) and all other executive officers named in the Summary Compensation Table, and all Directors and executive officers as a group, and the percent of the outstanding common stock so owned by each as of January 11, 2007.

		Amount and
		Nature of		Percent
Directors and Named		Beneficial		of
Executive Officers	Title of Class	Ownership (1)		Class (2)
W. H. Helmerich, III	Common Stock	2,764,330	(3)	2.67%
Hans Helmerich	Common Stock	1,990,230	(4)	1.90%
George S. Dotson	Common Stock	1,189,526	(5)	1.14%
Douglas E. Fears	Common Stock	215,915	(6)
John W. Lindsay	Common Stock	176,649	(7)
M. Alan Orr	Common Stock	150,808	(8)
Steven R. Mackey	Common Stock	104,140	(9)
John D. Zeglis	Common Stock	36,377	(10)
Glenn A. Cox	Common Stock	34,377	(11)
William L. Armstrong	Common Stock	32,377	(12)
Edward B. Rust, Jr.	Common Stock	29,177	(13)
Paula Marshall	Common Stock	15,419	(14)
Randy A. Foutch	Common Stock	—
All Directors and Executive Officers As a Group	Common Stock	6,739,325	(15)	6.34%

(1)                Unless otherwise indicated, all shares are owned directly by the named person, and he or she has sole voting and investment power with respect to such shares.

(2)                Percentage calculation not included if beneficial ownership is less than one percent of class.

(3)                Includes 200,000 shares owned by The Helmerich Foundation, an Oklahoma charitable trust, for which Mr. Helmerich is Trustee, and 40,000 shares owned by Ivy League, Inc., of which Mr. Helmerich is President and Director. Mr. Helmerich possesses sole voting and investment power over all indirectly owned shares.

(4)                Includes options to purchase 1,373,580 shares that are exercisable within 60 days of January 11, 2007; 10,000 restricted shares; 21,790 shares fully vested under the Company’s 401(k) Plan; 35,570 shares owned by Mr. Helmerich’s wife, with respect to which he has disclaimed all beneficial ownership; 29,600 shares held by Mr. Helmerich as Trustee for various trusts for members of his immediate family, as to which he has sole voting and investment power; 4,000 shares held by Mr. Helmerich as a Co-trustee for a family trust for which he shares voting and investment power; and 73,674 shares held by The Helmerich Trust, an Oklahoma charitable trust, for which Mr. Helmerich is a Co-trustee, and for which he shares voting and investment power.

(5)                Includes options to purchase 913,200 shares that are exercisable within 60 days of January 11, 2007; 91,108 shares owned by Mr. Dotson’s wife, with respect to which he has disclaimed all beneficial ownership; and 53,250 shares owned by The Dotson Family Charitable Foundation, for which Mr. Dotson is Co-trustee, and for which he shares voting and investment power. Mr. Dotson served as Vice President of the Company and President of the Company’s drilling subsidiary until his retirement on March 1, 2006.

(6)                Includes options to purchase 163,460 shares that are exercisable within 60 days of January 11, 2007; 10,000 restricted shares; 461 shares fully vested under the Company’s 401(k) Plan; and 1,600 shares owned by a charitable foundation, for which Mr. Fears is Co-trustee, and for which he shares voting and investment power.

(7)                Includes options to purchase 122,286 shares that are exercisable within 60 days of January 11, 2007; 45,000 restricted shares; and 9,363 shares fully vested under the Company’s 401(k) Plan.

(8)                Includes options to purchase 104,174 shares that are exercisable within 60 days of January 11, 2007; 30,000 restricted shares; and 16,634 shares fully vested under the Company’s 401(k) Plan.

(9)                Includes options to purchase 82,500 shares that are exercisable within 60 days of January 11, 2007; 10,000 restricted shares; and 3,640 shares fully vested under the Company’s 401(k) Plan.

(10)   Includes options to purchase 22,377 shares that are exercisable within 60 days of January 11, 2007.

(11)   Includes options to purchase 22,377 shares that are exercisable within 60 days of January 11, 2007, and 4,000 shares held in a revocable trust known as the Glenn A. Cox Trust, UTA, with respect to which voting and investment power are shared with Mr. Cox’s wife.

(12)   Includes options to purchase 22,377 shares that are exercisable within 60 days of January 11, 2007.

(13)   Includes options to purchase 22,377 shares that are exercisable within 60 days of January 11, 2007.

(14)   Includes options to purchase 15,019 shares that are exercisable within 60 days of January 11, 2007.

(15)   Includes options to purchase 2,863,727 shares that are exercisable within 60 days of January 11, 2007, and 51,888 shares fully vested under the Company’s 401(k) Plan.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors of the Company (“Board”) is divided into three classes--First Class, Second Class, and Third Class--whose terms expire in different years. The terms of the Directors of the First Class expire this year, and their successors are to be elected at this Annual Meeting. The terms of the Directors of the Second Class and the Third Class do not expire until 2008 and 2009, respectively, and consequently their successors are not to be elected at this Annual Meeting. Upon the conclusion of this Annual Meeting, the First and Third Classes of Directors will be comprised of three Directors each, and the Second Class of Directors will be comprised of two Directors.

The Directors belonging to the Second Class and the Third Class, which are not coming up for election at this meeting, and Nominees for Directors of the First Class, are as follows:

Directors of the Second Class

Name	Age	Expiration of Present Term	Principal Occupation and Current Directorships	Year First Became Director
John D. Zeglis	59	2008	Retired Chief Executive Officer and Chairman, AT&T Wireless Services, Inc. (wireless phone services company). Director of AMX Corporation; Georgia-Pacific Corporation; State Farm Mutual Automobile Insurance Company; and Telstra Corporation Limited.	1989
William L. Armstrong	69	2008	President, Colorado Christian University. Chairman of Cherry Creek Mortgage Company (mortgage banking); The El Paso Mortgage Company (mortgage banking); and Centennial State Mortgage Company (mortgage banking). Chairman of Denver-based Oppenheimer Funds.	1992

Directors of the Third Class

Name	Age	Expiration of Present Term	Principal Occupation and Current Directorships	Year First Became Director
W. H. Helmerich, III	84	2009	Chairman of the Board of the Company.	1949
Glenn A. Cox	77	2009	Retired President and Chief Operating Officer of Phillips Petroleum Company (large integrated oil company). Director of Cimarex Energy Co.	1992
Edward B. Rust, Jr.	56	2009	Chairman of the Board, President and Chief Executive Officer of State Farm Mutual Automobile Insurance Company (insurance and financial services company). Director of State Farm VP Management Corp.; State Farm Mutual Fund Trust; The McGraw-Hill Companies, Inc. and Caterpillar, Inc.	1997

Nominees for Directors of the First Class

Name	Age	Expiration of Present Term	Principal Occupation and Current Directorships	Year First Became Director
Hans Helmerich	48	2007	President of the Company and Chief Executive Officer; holds positions as Chairman, President and Chief Executive Officer of subsidiary companies. Director of Atwood Oceanics, Inc. and Cimarex Energy Co. Trustee of Northwestern Mutual.	1987
Paula Marshall	53	2007	Chief Executive Officer of The Bama Companies, Inc. (manufacturer and marketer of food products). Director of BOK Financial Corp.	2002
Randy A. Foutch	55	n/a	Chairman of the Board, President and Chief Executive Officer of Laredo Petroleum, Inc. (oil and gas exploration and production). Director of Bill Barrett Corporation.	n/a

Messrs. Hans Helmerich and George S. Dotson are Directors of Atwood Oceanics, Inc. (“Atwood”), and the Company, through its wholly-owned subsidiary, owns common stock of Atwood. As a result, Atwood may be deemed to be an affiliate of the Company.

The principal occupation of each of the Directors and the Nominees for Directors of the First Class is as set forth in the tables above and has been the same occupation for the past five years except as follows:  (i) Mr. John D. Zeglis was Chief Executive Officer and Chairman of AT&T Wireless Services, Inc. from December, 1999 to November, 2004; (ii) Mr. William L. Armstrong became the President of Colorado Christian University in 2006; (iii) Mr. Edward B. Rust, Jr. became President of State Farm Mutual Automobile Insurance Company on January 1, 2007; and (iv) Mr. Randy A. Foutch founded Latigo

Petroleum, Inc. in 2002 and served as its President and Chief Executive Officer until May of 2006, and prior thereto served as the President and CEO of Newfield Exploration Mid-Continent Inc. and Vice President of Newfield Exploration Inc. until March of 2002. Mr. Hans Helmerich is a son of Mr. W. H. Helmerich, III.

Mr. Hans Helmerich, President and Chief Executive Officer of the Company, recommended to the Company’s Nominating and Corporate Governance Committee that Mr. Randy A. Foutch be nominated for election to the First Class.

THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE PERSONS NOMINATED BY THE BOARD.

Attendance

There were four regularly scheduled meetings of the Board held during fiscal 2006, plus one special meeting held via teleconference. The Company requires each Director to make a diligent effort to attend all Board and Committee meetings as well as the Annual Meeting of the Stockholders. All of the Company’s Directors attended the 2006 Annual Meeting of the Stockholders with the exception of Mr. Rust. During fiscal 2006, no incumbent Director attended fewer than 75% of the aggregate of the total number of meetings of the Board and its committees of which he or she is a member.

Committees

Messrs. Cox (Chairman), Rust, and Zeglis are members of the Audit Committee. The Board has adopted a written charter for the Audit Committee. The primary functions of the Audit Committee are to assist the Board in fulfilling its independent and objective oversight responsibilities of financial reporting and internal financial and accounting controls of the Company and to monitor the qualifications, independence and performance of the Company’s independent registered public accounting firm. The Board has determined that Mr. Glenn Cox is an “audit committee financial expert” as defined by Item 401 of Regulation S-K of the Securities and Exchange Commission (“SEC”). During the fiscal year ended September 30, 2006, the Audit Committee held eight meetings.

Ms. Marshall and Messrs. Armstrong and Zeglis (Chairman) are members of the Human Resources Committee (which functions as the Company’s compensation committee). The Board has adopted a written charter for the Human Resources Committee. The primary functions of the Human Resources Committee are to evaluate the performance of the Company’s executive officers, to review and make decisions regarding compensation of the Company’s executive officers and make recommendations regarding compensation of non-employee members of the Company’s Board, and to review and make recommendations or decisions regarding incentive compensation and equity-based compensation plans. During the fiscal year ended September 30, 2006, the Human Resources Committee held three meetings.

Ms. Marshall and Messrs. Armstrong (Chairman), Cox, Rust, and Zeglis are members of the Nominating and Corporate Governance Committee. The Board has adopted a written charter for the Nominating and Corporate Governance Committee. The primary functions of the Committee are to identify and to recommend to the Board the selection of Director nominees for each annual meeting of stockholders or for any vacancies on the Board, to make recommendations to the Board regarding the adoption or amendment of corporate governance principles applicable to the Company, and to assist the Board in developing and evaluating potential candidates for executive positions and generally oversee management succession planning. During the fiscal year ended September 30, 2006, the Nominating and Corporate Governance Committee held four meetings.

The non-management Directors, in fiscal 2006, met in executive session without management, prior to each regularly scheduled Board meeting. Mr. Armstrong was presiding Director for all executive sessions.

Corporate Governance

The Board has adopted Corporate Governance Guidelines to address significant corporate governance issues. The guidelines, as well as all Board committee charters, the Company’s Code of Business Conduct and Ethics, applicable to all the Company’s Directors, officers and employees, and the Code of Ethics for Principal Executive Officer and Senior Financial Officers are available on the Company’s website, www.hpinc.com, under “Corporate Governance” in the “Investor Relations” section. The information on the Company’s website is not incorporated by reference in this Proxy Statement. A printed copy of the above mentioned documents will be provided without charge upon written request to the Corporate Secretary of the Company.

The Corporate Governance Guidelines provide a framework for the Company’s corporate governance initiatives and cover topics such as director independence and selection and nomination of director candidates, communication with the Board (all of which are addressed below), Board committee matters and other areas of import.

Director Independence.

The Company’s Corporate Governance Guidelines provide that a majority of the Board must meet the requirements for being an independent director under the listing standards of the New York Stock Exchange (“NYSE”) and applicable law, including the requirement that the Board affirmatively determine that the Director has no material relationship with the Company. To guide its determination of whether a Director is independent, the Board has adopted the following categorical standards:

A Director will not be independent if: (i) the Director is, or has been, within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company; (ii) the Director has received, or an immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iii) the Director or an immediate family member is a current partner in a firm that is the Company’s internal or external auditor; (iv) the Director is a current employee of a firm that is the Company’s internal or external auditor; (v) the Director has an immediate family member who is a current employee of a firm that is the Company’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; (vi) the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of a firm that is the Company’s internal or external auditor and personally worked on the Company’s audit within that time; (vii) the Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (viii) the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent (2%) of such other company’s consolidated gross revenues.

In addition, the following commercial and charitable relationships will not be considered material relationships that would impair a director’s independence: (i) the Director (or an immediate family member of the Director) is, or during the last fiscal year has been, an affiliate or executive officer of another company (including banks or financial institutions) to which the Company was indebted, or to which such other company was indebted to the Company, during the last or current fiscal year and the total amount of indebtedness did not exceed two percent (2%) of the total consolidated assets of the indebted entity at the end of such fiscal year; (ii) the Director (or an immediate family member of the Director) is, or during the last fiscal year has been, an executive officer, director or trustee of a charitable organization where the Company’s annual discretionary charitable contributions to the charitable organization, in the last or current fiscal year did not exceed the greater of $1,000,000 or two percent (2%) of that organization’s consolidated gross revenues; (iii) the Director (or an immediate family member of a Director) is a member of, employed by, or of counsel to a law firm or investment banking firm that performs services for the Company, provided the payments made by the Company to the firm during a fiscal year do not exceed two percent (2%) of the firm’s gross revenues for the fiscal year, and the Director’s relationship with the firm is such that his or her compensation is not linked directly or indirectly to the amount of payments the firm receives from the Company; or (iv) a relationship arising solely from a Director’s position as a director of another company that engages in a transaction with the Company shall not be deemed a material relationship or transaction that would cause a Director to not be independent.

Finally, a Director who is a member of the Company’s Audit Committee will not be independent if such Director: (i) other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee, accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary (except for retirement benefits to the extent permitted by applicable SEC rules); or (ii) is an affiliated person (as defined by the SEC) of the Company or any subsidiary.

Generally, types of relationships not addressed by the NYSE rules or otherwise described above will not cause an otherwise independent Director to be considered not independent. For relationships that do not fall within the categories delineated above, the Directors who are otherwise independent under the guidelines will determine whether a relationship is material and, therefore, whether the Director would be independent.

After applying the standards set forth above in the Company’s Corporate Governance Guidelines, the Board determined that Ms. Marshall and Messrs. Zeglis, Rust, Cox and Armstrong had no material relationship with the Company and that each is independent under the categorical standards and the applicable requirements of the NYSE and applicable law.

Director Identification, Evaluation and Nomination.

General Principles and Procedures.   The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of familiarity and insight into the Company’s affairs that its Directors have accumulated during their tenure. Accordingly, the process for identifying nominees shall reflect the Company’s practice of re-nominating incumbent Directors who continue to satisfy the Nominating and Corporate Governance Committee’s (“Committee”) criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

In general, and as more fully outlined in the Corporate Governance Guidelines, in considering candidates for election at annual meetings of stockholders, the Committee will (i) consider if the Director continues to satisfy the minimum qualifications for director candidates as set forth in the Corporate Governance Guidelines, (ii) assess the performance of the Director during the preceding term, and (iii) determine whether there exist any special, countervailing considerations against re-nomination of the Director.

If the Committee determines that (i) an incumbent Director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as Director during the preceding term, and (ii) there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee’s view the incumbent should not be re-nominated, then the Committee will, absent special circumstances, propose the incumbent Director for re-election.

The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies or a decision of the Directors to expand the size of the Board. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates.

As to each recommended candidate that the Committee believes merits consideration, the Committee will (i) cause to be assembled information concerning the background and qualifications of the candidate, (ii) determine if the candidate satisfies the minimum qualifications required by the Company’s Corporate Governance Guidelines, (iii) determine if the candidate possesses any of the specific qualities or skills that the Committee believes must be possessed by one or more members of the Board, (iv) consider the contribution that the candidate can be expected to make to the overall functioning of the Board, and (v) consider the extent to which the membership of the candidate on the Board will promote diversity among the Directors.

Based on all available information and relevant considerations, the Committee will select and recommend to the Board a candidate who, in the view of the Committee, is most suited for membership on the Board.

Stockholder Recommendations.   The Committee shall consider recommendations for the nomination of qualified Directors submitted by holders of the Company’s shares entitled to vote generally in the election of Directors. The Committee will give consideration to these recommendations for positions on the Board where the Committee has determined not to re-nominate a qualified incumbent Director.

For each annual meeting of stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider recommendations of nominees for Director who satisfy the minimum qualifications prescribed by the Company’s Corporate Governance Guidelines.

Only those recommendations whose submission complies with the following procedural requirements will be considered by the Committee: (1) Stockholder Nominations to the Committee. The Committee will consider qualified nominees recommended by stockholders who may submit recommendations to the Company’s Secretary at the Company’s headquarters address. To be considered by the Committee, stockholder nominations must be submitted before the Company’s fiscal year-end and must include the information listed in paragraph 2(i) and (ii)(a), (c) and (d) below, together with a statement of the number of shares of Company stock beneficially owned by the stockholder making the nomination and by any other supporting stockholders. (2) Stockholder Nominations at the Annual Meeting. The By-laws of the Company provide that any stockholder who is entitled to vote for the election of Directors at a meeting called for such purpose may nominate persons for election to the Board. A stockholder desiring to nominate a person or persons for election to the Board must send a timely (see Stockholder Proposals on page 22) written notice to the Corporate Secretary setting forth in reasonable detail the following: (i) as to each person whom the stockholder proposes to nominate for election all information relating to such person that is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (ii) as to the stockholder giving notice (a) the name and address of the stockholder making the nomination, (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the nomination, (c) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the stockholder, and (d) a description of all arrangements or understandings between the stockholder and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the stockholder.

Candidates for Director who are properly recommended by the Company’s stockholders will be evaluated in the same manner as any other candidate for Director. The Committee may require the candidate to furnish other information as the Committee may reasonably request to assist the Committee in determining the eligibility of the candidate to serve as a Director. The Committee (or the presiding officer at any meeting of the stockholders) may disregard the purported nomination of any person not made in compliance with these procedures.

Director Qualification Standards.

All persons nominated to serve as a Director of the Company should possess the following minimum qualifications more fully discussed in the Company’s Corporate Governance Guidelines: all candidates (i) must be individuals of personal integrity and ethical character; (ii) should be free of conflicts of interest that would materially impair his or her judgment; (iii) must be able to represent fairly and equally all stockholders of the Company; (iv) must have demonstrated achievement in business, professionally, or the like; (v) must have sound judgment; (vi) must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company; (vii) must have, and be prepared to devote, adequate time to the Board and its committees; and (viii) must not conflict with any Company term or age limits for Directors. Also, as part of the nomination process, the Committee will consider diversity in professional background, experience, expertise, perspective, age, gender, and ethnicity with respect to Board composition as a whole, and the Committee will also ensure that: (i) at least a majority of the Directors serving at any time on the Board are independent, as defined under the rules of the NYSE and applicable law; (ii) at least three of the Directors satisfy the financial literacy requirements required for service on the Audit Committee under the rules of the NYSE; and (iii) at least some of the independent Directors have experience as senior executives of a public or substantial private company.

These are only threshold criteria, however, and the Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

Communication with the Board.

The Board has established several means for employees, stockholders and other interested persons to communicate their concerns to the Board. If the concern relates to the Company’s financial statements, accounting practices or internal controls, the concern may be submitted in writing to the Chairperson of the Audit Committee in care of the Company’s Secretary at the Company’s headquarters address. If the concern relates to the Company’s governance practices, business ethics or corporate conduct, the concern may be submitted in writing to the Chairperson of the Nominating and Corporate Governance Committee in care of the Company’s Secretary at the Company’s headquarters address. If the concern is intended for the non-management Presiding Director or the non-management Directors as a group, the concern may be submitted in writing to such non-management Director(s) in care of the Company’s Secretary at the Company’s headquarters address. If the employee, stockholder or other interested person is unsure as to which category his or her concern relates, he or she may submit it in writing to the Board or any one of the Directors in care of the Company’s Secretary at the Company’s headquarters address. The Company’s headquarters address is 1437 South Boulder Avenue, Tulsa, OK 74119.

Each communication intended for any management or non-management Director(s) or for the entire Board of Directors and received by the Secretary which is related to the operation of the Company will be promptly forwarded to the specified party(ies).

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The information contained in the following Summary Compensation Table for fiscal years 2006, 2005, and 2004 is furnished with respect to the named executive officers.

Summary Compensation Table

	Annual Compensation				Long-term Compensation
				(1)	Awards		Payouts	(3)
				Other	(2)			All
				Annual	Restricted	Securities		Other
				Compen-	Stock	Underlying	LTIP	Compen-
				sation	Awards	Options	Payouts	sation
Name and Principal Position	Year	Salary($)	Bonus($)	($)	($)	(#)	($)	($)
Hans Helmerich,	2006	559,833	789,000	978	303,650	90,000	—	67,690
President and	2005	528,958	780,000	1,378	—	180,000	—	65,642
CEO	2004	517,318	158,000	1,177	—	180,000	—	33,766
John W. Lindsay,	2006	284,814	280,000	734	910,950	35,000	—	40,641
Executive Vice	2005	192,843	160,000	2	—	44,000	—	10,694
President, U.S. and	2004	188,600	27,000	4	—	32,000	—	8,260
International Operations of Drilling Subsidiary
M. Alan Orr,	2006	298,056	280,000	734	910,950	35,000	—	12,923
Executive Vice	2005	225,659	160,000	—	—	44,000	—	10,500
President, Engineering	2004	220,663	27,000	—	—	54,000	—	8,327
and Development of Drilling Subsidiary
Douglas E. Fears,	2006	284,492	238,000	978	303,650	35,000	—	43,256
Vice President	2005	274,195	251,000	1,002	—	60,000	—	13,828
Finance & CFO	2004	268,162	48,000	735	—	60,000	—	12,097
Steven R. Mackey,	2006	237,450	199,000	1,109	303,650	30,000	—	35,251
Vice President,	2005	228,855	210,000	986	—	50,000	—	11,503
General Counsel	2004	223,819	40,000	689	—	50,000	—	8,489
and Secretary
George S. Dotson,	2006	237,876	—	109	—	—	—	182,454
Vice President and	2005	451,233	393,000	654	—	120,000	—	10,500
President of Drilling	2004	449,790	85,000	444	—	120,000	—	10,250
Subsidiary

(1)          The amounts specified in this column represent payments of estimated tax liability with respect to Company-provided health and retirement benefits. The aggregate amount of perquisites and other personal benefits was less than either $50,000 or 10% of the total annual salary and bonus reported for each of the named executive officers.

(2)          At September 30, 2005, no restricted stock was held by the named executive officers. At September 30, 2006, Messrs. Helmerich, Fears and Mackey held 10,000 shares of restricted stock, and Messrs. Lindsay and Orr held 30,000 shares of restricted stock, all of which vests in one-third increments on December 5, 2008, December 5, 2009, and December 5, 2010. Dividends, if any, are paid on restricted stock held by the named executive officers.

(3)          With the exception of the fiscal 2006 amount for Mr. Dotson, the amounts specified in this column represent the Company’s matching contributions to its 401(k) Plan and/or Non-qualified Supplemental Savings Plan on behalf of each such executive officer.

Mr. Dotson served as Vice President of the Company and President of the Company’s drilling subsidiary until his retirement on March 1, 2006. Pursuant to agreements with the Company, Mr. Dotson was paid $175,000 for advisory services and $1,575 in retirement benefits during fiscal 2006. The Company’s 401(k) Plan and/or Non-qualified Supplemental Savings Plan matching contribution totaled $5,879 for fiscal 2006.

Stock Option Grants

The following table provides information with respect to stock options granted to the named executive officers during fiscal year 2006.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (#) (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh) (2)	Expiration Date	Grant Date Present Value $ (3)
Hans Helmerich	90,000	14.6%	30.2375	12/5/15	720,900
John W. Lindsay	35,000	5.7%	30.2375	12/5/15	280,350
M. Alan Orr	35,000	5.7%	30.2375	12/5/15	280,350
Douglas E. Fears	35,000	5.7%	30.2375	12/5/15	280,350
Steven R. Mackey	30,000	4.9%	30.2375	12/5/15	240,300
George S. Dotson	—	—	—	—	—

(1)          These options were granted pursuant to the Helmerich & Payne, Inc. 2000 Stock Incentive Plan and are nonqualified stock options which vest annually in 25% increments, beginning one year from the date of grant.

(2)          The exercise price is the fair market value of the Company’s stock on the grant date.

(3)          The hypothetical present values on grant date were calculated under a modified Black-Scholes model, which is a mathematical formula used to value options. This formula considers a number of factors in hypothesizing an option’s present value. Factors used to value the options include the stock’s expected annual volatility rate (29.84%), risk free rate of return (4.51%), dividend yield (.55%), term (10 years), and discounts for forfeiture of unvested shares (21.21%) and reduced term on vested shares (21.84%).

The ultimate values of these options will depend on the future market price of the Company’s stock, which cannot be forecast with reasonable accuracy. The Company does not believe that the Black-Scholes model, whether modified or not modified, or any other valuation model, is a reliable method of computing the present value of the Company’s employee stock options. The actual value, if any, the optionee will realize will depend on the excess of the market value of the Company’s stock over the exercise price on the date of exercise.

Option Exercises and Holdings

The following chart sets forth information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

Aggregated Option Exercises in Last Fiscal Year
and FY-End Option Values

			Number of Securities Underlying Unexercised Options at FY-End (#)	Value of Unexercised In-the-money Options at FY-End ($) (1)
Name	Shares Acquired On Exercise(#)	Value Realized($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Hans Helmerich	236,520	5,940,271	1,216,080/ 360,000	14,997,260/ 2,345,400
John W. Lindsay	47,304	1,256,870	85,536/ 93,000	861,057/ 489,300
M. Alan Orr	145,336	2,097,475	55,924/ 110,000	554,577/ 664,710
Douglas E. Fears	157,680	4,016,091	109,710/ 125,000	1,076,571/ 781,800
Steven R. Mackey	74,272	1,916,273	85,536/ 93,000	361,500/ 651,500
George S. Dotson	306,600	7,506,288	913,200/0	10,325,336/0

(1)          Fair market value used for computations in this column was $23.03 per share, which was the closing price of the Company’s common stock on September 29, 2006.

Summary of All Existing Equity Compensation Plans

The following chart sets forth information concerning the equity compensation plans of the Company as of September 30, 2006.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	5,618,828	$14.2438	4,000,000
Equity compensation plans not approved by security holders (2)	—	—	—
Total	5,618,828	$14.2438	4,000,000

(1)          Includes the 1996 Stock Incentive Plan, the 2000 Stock Incentive Plan, and the 2005 Long-Term Incentive Plan of the Company.

(2)          The Company does not maintain any equity compensation plans that have not been approved by the stockholders.

Long-term Incentive Plans

The Company has no long-term incentive plans.

Pension Plans

During fiscal 2003, the Company revised its pension plan to close the pension plan to new participants effective October 1, 2003, and reduced benefit accruals for current participants through September 30, 2006, at which time benefit accruals were discontinued and the plan frozen.

The pension benefit under the Company’s pension plan for time periods prior to October 1, 2003, is calculated pursuant to the following formula:

Compensation × 1.5% = Annual Pension Benefit.

The pension benefit for the period commencing October 1, 2003 through September 30, 2006, is calculated as follows:

Compensation × 0.75% = Annual Pension Benefit.

Pension benefits, which are accrued annually, are determined based on compensation received throughout a participant’s career. “Compensation” includes salary, bonus, vacation pay, sick pay, Section 401(k) elective deferrals, and Section 125 “cafeteria plan” deferrals. Therefore, the pension benefit is not determined primarily by final compensation and years of service.

Based upon these formulas and an age 65 retirement date, the estimated annual benefits payable to each named executive officer at retirement are:

Name	Current Age	Annual Retirement Benefit (1)
Hans Helmerich	48		$154,154
John W. Lindsay	46		$35,258
M. Alan Orr	55		$61,479
Douglas E. Fears	57		$63,802
Steven R. Mackey	56		$58,288
George S. Dotson (2)	66	$	n/a

(1)          The annual retirement benefit has not been reduced for statutory compensation and benefit limits, as amounts over these limits would be payable pursuant to the Supplemental Retirement Income Plan for Salaried Employees of Helmerich & Payne, Inc. The benefits listed above are computed as a straight single life annuity and do not contemplate any reduction for Social Security or other offset amounts.

(2)          Mr. Dotson served as Vice President of the Company and President of the Company’s drilling subsidiary until his retirement on March 1, 2006. Subsequent to his retirement, Mr. Dotson received a $1,949,822 lump sum distribution of his pension benefit.

Report on Repricing of Options

There were no adjustments or amendments to the exercise price of stock options previously awarded to any of the named executive officers during the last fiscal year.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, the members of the Company’s Human Resources Committee were Ms. Marshall and Messrs. Armstrong and Zeglis. No executive officer or Director of the Company has any relationship covered by the Compensation Committee Interlock and Insider Participation regulations.

Employment Contracts and Termination of Employment and Change-of-Control Arrangements

Each of the named executive officers has entered into a Change of Control Agreement with the Company. If the Company terminates a named executive officer’s employment within 24 months after a change of control other than for cause, disability, death or the occurrence of a substantial downturn, or if any of the named executive officers terminates his employment for good reason within 24 months after a change of control (as such terms are defined in the Change of Control Agreement), any options or restricted stock granted to any of the named executive officers will vest in full and the Company will be required to pay or provide (i) a lump sum payment equal to two and one-half (2½) times the base salary and annual bonus of Mr. Hans Helmerich and two (2) times the base salary and annual bonus of the other named executive officers, (ii) 24 months of benefit continuation, (iii) a prorated annual bonus, and (iv) up to $5,000 for out-placement counseling services; provided that the payments and benefits shall be provided only if a named executive officer executes and does not revoke a release of claims in the form attached to the Change of Control Agreement. The Change of Control Agreement is automatically renewed for successive two-year periods unless terminated by the Company.

The Helmerich & Payne, Inc. 1996 Stock Incentive Plan, the Helmerich & Payne, Inc. 2000 Stock Incentive Plan, and the Helmerich & Payne, Inc. 2005 Long-Term Incentive Plan contain a provision whereby all stock options and restricted stock will automatically become fully vested and immediately exercisable in the event of a “change of control” of the Company, as defined in such plans.

With the exception of Messrs. Lindsay and Orr, if a named executive officer dies prior to age 65 while employed by the Company or after having retired under the Company’s pension plan, then pursuant to an agreement with each named executive officer, the surviving spouse of such deceased executive will be paid $2,250 per month for 120 consecutive months, commencing upon the date of death. Alternatively, if the named executive officer remains in the employment of the Company until age 65 or has retired under the provisions of the Company’s pension plan, then commencing on his 65th birthday such executive officer shall be paid $225 per month for 120 consecutive months.

Human Resources Committee Report

All decisions about equity awards under the Company’s equity-based compensation plans are made by the Human Resources Committee of the Board (“Committee”) and reviewed with the independent Directors as a group. All other decisions by the Committee relating to compensation of the Company’s executive officers are reviewed and approved by the other independent Directors as a group. Generally, the Committee meets in December following the end of a particular fiscal year to consider prospective calendar year salary adjustments and equity-based compensation, as well as to consider bonus compensation for executive officers for the prior fiscal year. The Committee also meets at other times during the year to review the structure of incentive compensation for executive officers, trends in executive compensation, alignment of executive compensation with stockholders’ interests, and other factors relevant to establishing appropriate compensation.

Executive Officer Compensation Policies

The fundamental objectives of the Company’s executive compensation policies are to ensure that executives are compensated in a manner that advances the interests of the stockholders while also ensuring that the Company is able to attract and retain qualified executives. In light of these objectives, the Company has designed its executive compensation policies to provide competitive levels of compensation that integrate pay with the Company’s performance, and to recognize individual initiative and achievements. The Committee relies in part on compensation studies for the determination of competitive compensation. These studies include salary and bonus compensation data from several competitor companies including certain of those companies contained within the S&P 500 Oil & Gas Drilling Index. Also, when the Committee contemplates the awarding of stock options or restricted stock to its executives, it considers, among other things, the nature and value of stock awards made by competitor companies to their executive officers. In order to implement these objectives, the Company has developed a compensation package consisting of salary, annual bonus, and annual awards of stock options and/or restricted stock. Salary and bonus are primarily designed to reward current and past performance. Base salaries are set to recognize individual performance while attempting to generally approximate the median level of base salaries among the Company’s competitors. Annual bonuses to executive officers are awarded based upon the performance criteria and other factors contained within the bonus plan described below. Awards of stock options and/or restricted stock are primarily designed to tie a portion of each executive’s compensation to long-term future performance of the Company. The Committee believes that stock ownership by management through stock-based compensation arrangements is beneficial in aligning management’s and stockholders’ interests. The value of these awards will increase or decrease based upon the future price of the Company’s stock.

At the outset of each fiscal year, each of the executive officers is assigned a target bonus award opportunity expressed as a percentage of base salary. Pursuant to the terms of the annual bonus plan, an executive officer’s bonus opportunity is based upon three weighted corporate performance criteria. These performance criteria and their weighting are: earnings per share (35%); return on invested capital (35%); and operating earnings before interest, taxes, depreciation and amortization (30%). Each performance criterion is assigned a threshold, target, as well as a higher reach objective based upon the operating and capital budget approved by the Board. Actual fiscal year financial results are compared to plan targets in order to determine the amount of any executive officer bonus. The bonus, if any, is then subject to being increased or decreased by up to 30% based on the Committee’s overall assessment of the Company’s operational success and the Company’s stockholder returns relative to the stockholder returns of the Company’s competitors.

Within this framework, the Committee determined that the reach objective for all three performance criteria had been exceeded in fiscal 2006, and that the annual bonus for all named executive officers be increased by 18.75% due to the Company’s success in exceeding certain operational objectives and the achievement of favorable relative stockholder returns.

During fiscal 2006, stock options and restricted stock were awarded to the executive officers and other key employees. In making these awards, the Committee considered both individual performance and the value and type of equity awards made by competitors.

Section 162(m) of the Internal Revenue Code provides that certain compensation to certain executive officers in excess of $1 million annually will not be deductible for federal income tax purposes. The Committee generally prefers to optimize the deductibility of compensation paid to the Company’s executive officers. However, if future compliance with Section 162(m) conflicts with the Company’s compensation policy or what is believed to be in the best interests of the Company or its stockholders, then future compensation arrangements may not be fully deductible under Section 162(m).

During fiscal 2006, the Committee, with the assistance of its independent compensation consulting firm, reviewed the Company’s executive compensation practices. As a result of such review, the Committee and the Board of Directors approved, subject to stockholder approval, the Helmerich & Payne, Inc. 2005 Long-Term Incentive Plan (“Incentive Plan”). The stockholders of the Company approved the Incentive Plan on March 1, 2006.

Compensation Paid to the Chief Executive Officer

Mr. Helmerich’s compensation is determined in the same manner as described for the other executive officers. For fiscal 2006, Mr. Helmerich was paid a $789,000 bonus and was granted a 3.75% salary increase for calendar 2007. In approving the bonus, the Committee considered the Company’s record earnings, favorable relative stockholder returns and the Company’s success in exceeding certain operational objectives.

In fiscal 2006, the Committee awarded Mr. Helmerich 10,000 shares of restricted stock and stock options to purchase 90,000 shares of stock. The Committee based this award on its assessment of Mr. Helmerich’s performance as CEO and the type and value of equity awarded to competitor CEOs.

Submitted By The Human Resources Committee

John D. Zeglis	William L. Armstrong	Paula Marshall

Audit Committee Report

In conjunction with its activities during the fiscal year ended September 30, 2006, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management of the Company. The members of the Audit Committee have also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with the independent registered public accounting firm its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Company’s Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2006.

Submitted By The Audit Committee

Glenn A. Cox	Edward B. Rust, Jr.	John D. Zeglis

Performance Graph

The following performance graph reflects the yearly percentage change in the Company’s cumulative total stockholder return on common stock as compared with the cumulative total return of the S&P 500 Index and the S&P 500 Oil & Gas Drilling Index. All cumulative returns assume reinvestment of dividends and are calculated on a fiscal year basis ending on September 30 of each year.

CUMULATIVE TOTAL RETURN ON COMMON STOCK

Comparison of Cumulative Five Year Total Return

Total Return To Shareholders
(Includes reinvestment of dividends)

		INDEXED RETURNS Years Ending
	Base
	Period
Company / Index	Sep01	Sep02	Sep03	Sep04	Sep05	Sep06
HELMERICH & PAYNE	100	132.34	135.19	150.23	318.75	244.52
S&P 500 INDEX	100	79.51	98.91	112.63	126.44	140.08
S&P 500 OIL & GAS DRILLING INDEX	100	109.41	117.97	169.25	268.41	274.41

Director Compensation

Each non-employee Director receives a quarterly retainer of $12,500. The Audit Committee chair receives a quarterly retainer of $3,750 and the Human Resources Committee and Nominating and Corporate Governance Committee chairs each receive a quarterly retainer of $1,250. In addition, each member of the Audit Committee receives a quarterly retainer of $1,250. Also, each non-employee Director receives an annual option to purchase shares of common stock of the Company pursuant to the

Helmerich & Payne, Inc. 2005 Long-Term Incentive Plan which has a value of $50,000 on the date of grant. All non-employee Directors are reimbursed for expenses incurred in connection with the attending of Board or Committee meetings. Mr. W. H. Helmerich, III receives no compensation from the Company for serving as its Chairman of the Board, nor do the employee Directors receive compensation for serving on the Board. Likewise, Mr. Dotson does not receive any compensation for serving on the Board.

The Directors may participate in the Company’s Director Deferred Compensation Plan (“Plan”). The Plan permits each Director to defer into a separate account maintained by the Company all or a portion of such Director’s cash compensation paid by the Company for services as a Director. A Director may select between two deemed investment alternatives, being an interest investment alternative and a stock unit investment alternative. The interest investment alternative provides for the payment of interest on deferred amounts in the Director’s account at a rate equal to prime plus one percent. The stock unit investment alternative provides that the Company shall credit the Director’s account with the number of stock units determined by dividing the Director’s deferred compensation amount by the fair market value of a share of the Company’s common stock on the compensation deferral date. The Director’s account shall also be credited with any dividends that would have been paid by the Company had the Director held actual shares of the Company’s common stock. The account balance attributable to the stock unit investment alternative may increase or decrease depending upon fluctuations in the value of the Company’s common stock and the distribution of dividends. The stock units credited to a Director’s account is used solely as a device for the determination of the amount of cash payment to be distributed to the Director under the Plan. No Director would be entitled to a distribution of actual shares of the Company’s common stock or to any other stockholder rights with respect to the stock units credited under the Plan. Except for emergency withdrawals and a change of control event (as defined in the Plan), the deferred cash amounts in a Director’s account would not be paid until he or she ceases to be a Director. The Plan does not create a trust and the participating Directors would be general unsecured creditors of the Company. Since employee Directors do not receive compensation for serving on the Board, only non-employee Directors shall be able to participate in the Plan. The Plan is to be interpreted and administered by the Human Resources Committee of the Board.

It is anticipated that there will be four regularly scheduled meetings of the Board during fiscal 2007.

Transactions with Management and Others

Mr. W. H. Helmerich, III, Chairman of the Board, retired from the Company in December of 1989. Pursuant to a consulting agreement with the Company, he receives $170,300 per calendar year, plus reimbursement of reasonable business, travel, and other expenses in consideration of his agreement to provide advisory and consulting services (exclusive of services rendered by Mr. Helmerich as Chairman of the Board) to the Company. The consulting agreement is automatically renewed for successive one-year terms unless terminated by the Company or Mr. W. H. Helmerich, III.

Mr. George S. Dotson, a member of the Company’s Board of Directors, retired from the Company on March 1, 2006. Pursuant to an Advisory Services Agreement with the Company, he receives a monthly fee of $25,000, plus reimbursement of reasonable business travel and other expenses in consideration of his agreement to provide advisory services (exclusive of services rendered by Mr. Dotson as a member of the Board of Directors) to the Company. The Advisory Services Agreement terminates on February 28, 2007, unless extended by mutual agreement.

Mr. Rik Helmerich is a son of Mr. W. H. Helmerich, III and the brother of Mr. Hans Helmerich. The Company owns an outdoor shopping mall and leases space, at competitive rates, to one restaurant which is partially owned by Mr. Rik Helmerich. The restaurant also leases warehouse space, at competitive rates, from the Company. The annual rental paid by such restaurant to the Company in fiscal 2006 totaled $93,962.22.

Section 16(a) Beneficial Ownership Reporting Compliance

For the fiscal year ended September 30, 2006, all reports were filed on a timely basis with the SEC, except as follows: (i) Edward B. Rust, Jr., Director, inadvertently filed two late reports on Form 4, one on January 4, 2006, rather than the due date of December 8, 2005, with respect to the acquisition of 71.5 (phantom) shares of the Company’s common stock under the Helmerich & Payne, Inc. Director Deferred Compensation Plan (the “Plan”), and one late Form 4 on September 5, 2006, rather than the due date of June 9, 2006, with respect to the acquisition of 71.4 (phantom) shares of the Company’s common stock under the Plan; and (ii) George S. Dotson inadvertently filed one late report on Form 4 on May 16, 2006, rather than the due date of May 15, 2006, with respect to the exercise of stock options for an aggregate of 50,000 shares of the Company’s common stock. In making this disclosure, the Company has relied solely upon the written representations of its Directors and executive officers, and copies of the reports they have filed with the SEC.

Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Company for the current year which audited the accounts of the Company for the fiscal year most recently completed is Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the stockholders’ meeting with the opportunity to make a statement if they so desire and to respond to appropriate questions.

Audit Fees

The following table sets forth the aggregate fees and costs paid to Ernst & Young LLP during the last two fiscal years for professional services rendered to the Company:

	Years Ended September 30
	2006	2005
Audit Fees (1)	$1,134,540	$1,028,405
Audit-Related Fees (2)	63,600	49,250
Tax Fees (3)	111,967	125,562
All Other Fees	—	—
Total	$1,310,107	$1,203,217

(1)          Includes fees for services related to the annual audit of the consolidated financial statements for the years ended September 30, 2006 and 2005 and the reviews of the financial statements included in the Company’s Form 10-Q reports, required domestic and international statutory audits and attestation reports, and the auditor’s report for internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)          Includes fees for the audits of the Company’s Employee Retirement Plan, 401(k)/Thrift Plan, Employee Benefit Program and Maintenance Costs of Common Area Facilities for a wholly-owned subsidiary.

(3)          Includes fees for services rendered for tax compliance, tax advice and tax planning, including expatriate tax services and transfer pricing studies.

The Audit Committee reviews and pre-approves audit and non-audit services performed by the Company’s independent registered public accounting firm as well as the fee charged for such services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may delegate pre-approval authority for such services to one or more of its members, whose decisions are then presented to the full Audit Committee at its next scheduled meeting. For fiscal 2006, all of the audit and non-audit services provided by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee in accordance with the Audit Committee Charter. In its review of all non-audit service fees, the Audit Committee considers among other things, the possible effect of such services on the auditor’s independence.

Tabulation of Votes

With regard to Proposal 1, election of Directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. If a stockholder does not specify on the enclosed and returned proxy card (or when giving the stockholder’s proxy by telephone or over the Internet) how to vote the stockholder’s shares, such shares will be voted FOR the nominees listed above as “Nominees for Directors of the First Class”. The proxies executed and returned on the enclosed form (or delivered via telephone or over the Internet) can be voted only for the named nominees. If any one of the nominees is not a candidate at the Annual Meeting, an event which management does not anticipate, the proxies (whether given on the enclosed form, by telephone, or over the Internet) will be voted for a substitute nominee. The election of Directors will require the affirmative vote of a plurality of the shares of common stock voting in person or by proxy at the Annual Meeting. In all matters other than election of Directors, a majority of shares of common stock voting in person or by proxy is required for approval. Abstentions and broker non-votes shall not be counted except for purposes of determining the presence of a quorum at the meeting. Each outstanding share of the Company’s common stock will be entitled to one vote on each matter considered at the meeting.

ADP will tabulate all votes which are received prior to the date of the Annual Meeting. The Company has appointed two employee inspectors to receive ADP’s tabulation, to tabulate all other votes, and to certify the voting results.

Stockholder Proposals

The Company’s annual meeting for 2008 will be held Wednesday, March 5, 2008. Any stockholder wishing to submit a proposal to the vote of the stockholders at such 2008 annual meeting must submit such proposal or proposals in writing to the Company at its headquarters in Tulsa, Oklahoma, Attention: Corporate Secretary, on or before September 28, 2007, in order for such proposal or proposals to be considered for inclusion in the Company’s proxy statement and accompanying proxy. For any other proposal that a stockholder wishes to have considered at the Company’s 2008 annual meeting, the Corporate Secretary must receive written notice of such proposal during the period beginning November 8, 2007, and ending December 8, 2007. Proposals which are not received in such time period will be considered untimely and the persons serving as proxies will have discretion on whether to vote on such matters at the meeting. In addition, proposals must also comply with the Company’s By-laws and the rules and regulations of the SEC.

Executive Officers

The names, ages and other information for the Company’s executive officers is incorporated by reference to Item 4 of Part I of the Company’s Annual Report on Form 10-K for fiscal 2006 filed with the SEC on December 13, 2006.

Other Matters

As of this date, management knows of no business which will come before the meeting other than that set forth in the notice of said meeting. If any other matter properly comes before the meeting, the persons named as proxies will vote on it in accordance with their best judgment.

By Order of the Board of Directors

STEVEN R. MACKEY
Secretary
Dated: January 26, 2007

Notice of Annual Meeting of Stockholders to be held March 7, 2007 and Proxy Statement 1437 SOUTH BOULDER AVENUE TULSA, OKLAHOMA 74119

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Proxy for Annual Meeting

HELMERICH & PAYNE, INC.

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints as his/her proxies, with powers of substitution and revocation, W. H. Helmerich, III, Hans Helmerich, and Steven R. Mackey, and each of them (the “Proxies”), to vote all shares of Helmerich & Payne, Inc., which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Helmerich & Payne, Inc., to be held at Boulder Towers, Granite Room, 1st Floor, 1437 South Boulder Avenue, Tulsa, Oklahoma, on Wednesday, March 7, 2007, at 12:00 noon, Tulsa time, and all adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE WISHES OF THE STOCKHOLDER AS SPECIFIED IN THE SQUARES AND ON THE LINE PROVIDED ON THE REVERSE SIDE HEREOF; HOWEVER, IF NO SPECIFICATION IS MADE IN THE SQUARES OR ON THE LINE PROVIDED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FULL SLATE OF DIRECTORS. IF ANY OTHER MATTER SHOULD PROPERLY BE BROUGHT BEFORE THE MEETING, THE PERSONS NAMED AS PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THEIR BEST JUDGMENT.

                Address Changes/Comments:

                    (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE COMPLETE, SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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VOTE BY INTERNET - www.proxyvote.com
HELMERICH & PAYNE, INC. 1437 SOUTH BOULDER AVENUE TULSA, OK 74119

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Helmerich & Payne, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Your Internet or telephone vote authorizes the named proxies to vote the undersigned’s shares in the same manner as if the undersigned marked, signed and returned the undersigned’s proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	HMAPI1	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HELMERICH & PAYNE, INC.
Vote On Directors
DIRECTORS RECOMMEND A VOTE FOR ITEM 1.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Nominees for Directors of the “First Class” for a three-year term are:		☐	☐	☐
(01) Hans Helmerich (02) Randy A. Foutch (03) Paula Marshall

For address changes and/or comments, please check this box and write them on the back where indicated	☐

(Sign here exactly as name appears herein. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, guardian, or trustee, please give your full title as such. If a corporation, please sign in full corporate name by duly authorized officer and give title of officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date